Exhibit 4.5

AMENDMENT TO SHARE EXCHANGE AGREEMENT

               This AMENDMENT TO SHARE EXCHANGE AGREEMENT (this “Amendment”) is dated as of December 22, 2003 by and among Liberty Media Corporation, a Delaware corporation (“Liberty”), and each of the Persons, severally and not jointly, set forth on the signature pages hereto as Stockholders (the “Stockholders”).

RECITALS

               A.           Liberty and the Stockholders are parties to a Share Exchange Agreement dated as of August 18, 2003 (the “Agreement”).  Capitalized terms used but not otherwise defined in this Amendment have the respective meanings set forth in the Agreement.

               B.           Liberty and the Stockholders desire to amend the Agreement as set forth in this Amendment.

AGREEMENT

               In consideration of the foregoing recitals and the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

               1.            Amendments to Agreement.  The Agreement is hereby amended as follows:

                                                                           (a)          Section 2.1 of the Agreement is hereby amended to read, in its entirety, as follows:

“2.1        Closing Date.  The closing of the Exchange (the “Closing”) shall take place at 9:00 a.m. on the later of (a) January 5, 2004 and (b) the third business day following the date that all conditions thereto as specified in Section 5 and 6 have been satisfied or validly waived, at the offices of Holme Roberts & Owen LLP, 1700 Lincoln Street, Suite 4100, Denver, Colorado 80203, or at such other time or place as Liberty and the Deciding Stockholders may mutually agree (such date is hereinafter referred to as the “Closing Date”).”

                                                                           (b)          Section 7.1 of the Agreement is hereby amended to replace each occurrence of “December 31, 2003” therein with “January 31, 2004”.

                                                                           (c)          Exhibit A is hereby amended so that the total number of Liberty Shares reflected in the final column of the table therein shall be equal to “12,576,968”.

                                                                           (d)          The proviso at the end of the final sentence of Section 9 of Exhibit B to the Agreement (the “New Standstill Agreement”) is hereby amended to read, in its entirety, as follows: “provided that, (a) United’s obligations under the final sentence of Section 9(b) of the Old Standstill Agreement shall survive the execution and delivery hereof and the termination of the Old Standstill Agreement and (b) Sections 7B and the related definitions in Section 1 shall survive the execution and delivery hereof and the termination of the Old Standstill Agreement as set forth in, and as modified by, the letter agreement, dated November 12, 2003, between Liberty (on behalf of each of the Liberty Parties (as defined in the Old Standstill Agreement)) and United.”

               2.            Effect of Amendment.  Except as expressly modified hereby, the Agreement will continue in full force and effect in accordance with its terms.  Any future reference to the Agreement will be deemed to be a reference to the Agreement as amended hereby.

               3.            Governing Law.  This Amendment will be governed in all respects by the laws of the State of Colorado, without giving effect to the conflicts of laws principles thereof.

               4.            Counterparts; Facsimile Copies.  This Amendment may be executed in any number of counterparts, each of which will be an original, and all of which together will constitute one instrument.  Facsimile copies hereof may be signed as counterpart originals.

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This Amendment is hereby executed as of the date first above written.

LIBERTY:

Liberty Media Corporation

By:	/s/ Elizabeth M. Markowsi
Name: Elizabeth M. Markowski
Title: Senior Vice President

STOCKHOLDERS:	G. Schneider Holdings, LLLP

/s/ Gene W. Schneider	By:	/s/ Gene W. Schneider
Gene W. Schneider		Name: Gene W. Schneider
Title: Executive Director

The GWS Trust

By:
Tina M. Wildes		Name: Tina M. Wildes
Title: Trustee

Rochelle Limited Partnership		Rochelle Investment Limited Partnership

By:		By:
	Name: Curtis W. Rochelle		Name: Curtis W. Rochelle
	Title: Attorney-in-Fact		Title: Attorney-in-Fact

	Jim Rochelle		Kathleen Jaure
	By Curtis W. Rochelle, Attorney-in-Fact		By Curtis W. Rochelle, Attorney-in-Fact

April Brimmer Kunz
By Curtis W. Rochelle, Attorney-in-Fact

Albert & Carolyn Company		Carollo Company

By:	/s/ Albert M. Carollo, Sr.	By:	/s/ Albert M. Carollo, Sr.
	Name: Albert M. Carollo, Sr.		Name: Albert M. Carollo, Sr.
	Title: Attorney-in-Fact		Title: Attorney-in-Fact

James R. Carollo Living Trust		John B. Carollo Living Trust

By:	/s/ Albert M. Carollo, Sr.	By:	/s/ Albert M. Carollo, Sr.
	Name: Albert M. Carollo, Sr.		Name: Albert M. Carollo, Sr.
	Title: Attorney-in-Fact		Title: Attorney-in-Fact